UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2011 (September 2, 2011)

ELITE TALENT CONSULTING CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-54053	68-0679617
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9 Division Street, Apt. 201, New York, NY 10002

 (Address of Principal Executive Offices)

(646) 386-2351

 (Registrant’s telephone number, including area code)

CHINA TRANSPORTATION ACQUISITION CORP.

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 2, 2011, we entered into a Strategic Management Consulting Agreement with Guangzhou Haizhu Yingjun Fashion Co., Ltd., pursuant to which we will provide the customer with management consulting services in the Pearl River Delta region in China in exchange for a service fee of $15,000.  The customer must pay the $15,000 fee to the registrant by October 2, 2011.  The term of the agreement is 1 year.  The customer may terminate this agreement only if we commit gross negligence or fraud.  We may terminate this agreement by providing the customer with 30 days’ written notice.

A form of the Consulting Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

We changed our name to “Elite Talent Consulting Corp.” by filing a Certificate of Ownership and Merger with the Office of Secretary of State of Delaware on September 2, 2011.  The name change was effected by merging Elite Talent Consulting Corp., our wholly owned subsidiary, with and into the registrant, pursuant to which we survived but adopted the name of the subsidiary.  The merger and the resulting change of our name were approved by the unanimous written consent of our Board of Directors on July 27, 2011.

Item 5.06	Change in Shell Company Status.

As more fully described in Item 1.01 above, we entered into a consulting agreement with a customer to provide the customer with management and marketing consulting services.  Thus, because we have commenced business operations we are no longer a shell company as defined in Rule 12b-2 under the Exchange Act.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits
Exhibit No.	Description

3.1	Certificate of Ownership and Merger filed with the Office of Secretary of State of Delaware on September 2, 2011

10.1	Form of Strategic Management Consulting Agreement between registrant and customer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELITE TALENT CONSULTING, INC.

Date: September 7, 2011	By:	/s/ Xie Le Shan
Xie Le Shan